Exhibit 10.1

2017 STOCK PURCHASE AND OPTION PLAN

FOR KEY EMPLOYEES OF

AMPHENOL AND SUBSIDIARIES

STOCK OPTION AGREEMENT

ELECTRONIC ACCEPTANCE OF STOCK OPTION:

By clicking on the “ACCEPT” box on the “Employee Stock Option Plan” window, you agree to be bound by the terms and conditions of this Stock Option Agreement (the “Agreement”) and the 2017 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (as amended from time to time, the “Plan”).  You acknowledge that you have reviewed the provisions of this Agreement and the Plan, have had the opportunity to obtain advice of counsel prior to accepting the grant of options pursuant to this Agreement and fully understand all provisions of the Plan and this Agreement.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator (as defined in the Plan) upon any questions arising under this Agreement or the Plan.

Amphenol Corporation (the “Company”) has granted to you (the “Participant”) a non-qualified stock option (the “Option”) to purchase the number of Shares set forth on the “Employee Stock Option Plan” portion of the “Overview” tab applicable to the Option on the Morgan Stanley online site (the “Award Summary”). The Option is subject to the terms and conditions of this Agreement and the Plan, which is incorporated into this Agreement by reference.

ARTICLE I.

GENERAL

1.1          Defined Terms. Capitalized terms not specifically defined in this Agreement have the meanings specified in the Plan.

1.2          Grant of Option.  The Company has granted to Participant the Option effective as of the award date set forth in the Award Summary.

1.3          Exercise Price. The exercise price per Share subject to the Option is set forth in the Award Summary.

1.4          Incorporation of Terms of Plan.  The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

ARTICLE II.
VESTING AND PERIOD OF EXERCISABILITY

2.1          Vesting; Commencement of Exercisability.

(a)           Subject to Section 2.1(b) and Section 2.1(c), the Option will vest and become exercisable as to 20% of the Shares subject to the Option on each of the first five anniversaries of the “Grant Date” (the “Grant Date”) set forth in the Award Summary (the “Vesting Schedule”), except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated.

(b)           Subject to Section 2.1(c), any unvested portion of the Option will vest in full immediately prior to a Change in Control.

(c)           Notwithstanding anything in the Plan or this Agreement to the contrary, unless the Administrator (or its designee) otherwise determines and except as otherwise provided in this Section 2.1(c), the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service for any reason; provided, that, in the event of Participant’s Termination of Service due to Retirement, the Administrator (or its designee), in its discretion, shall have the authority to determine whether any portion of the Option that is not vested and exercisable as of the date of Retirement shall continue to vest and become exercisable as though Participant had not had a Termination of Service; provided, further, that, in the event of Participant’s Termination of Service by reason of Participant’s death or Disability (following a minimum of three (3) years of service with the Company and/or a Subsidiary), any unvested portion of the Option will vest in full at the time of such Termination of Service; and provided that following a Termination of Service for any other reason the Administrator (or its designee) may in its discretion provide that an Option or portion thereof will become immediately vested and fully or partially exercisable or shall continue to vest and become exercisable.  For the avoidance of doubt, no unvested portion of the Option shall vest upon Participant’s Termination of Service by reason of Participant’s death or Disability if Participant has not completed at least three (3) years of service with the Company and/or a Subsidiary as of the date of such Termination of Service. As used in this Agreement, “Retirement” means Participant’s voluntary Termination of Service (i) at age 65 or older following a minimum of five (5) years of service with the Company and/or a Subsidiary or (ii) at age 55 or older following a minimum of ten (10) years of service with the Company and/or a Subsidiary.

2.2          Duration of Exercisability.  The Vesting Schedule is cumulative.  Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires.  The Option will be forfeited immediately upon its expiration.

2.3          Expiration of Option.  The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a)           The final expiration date in the Award Summary;

(b)           Except as the Administrator (or its designee) may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death, Disability or Retirement;

(c)           Except as the Administrator (or its designee) may otherwise approve, the expiration of three (3) years from the date of Participant’s Termination of Service by reason of Participant’s death or Disability;

(d)           Except as the Administrator (or its designee) may otherwise approve, if Participant’s Termination of Service is by reason of Participant’s Retirement, then the later of (i) 18 months from the date of Participant’s Termination of Service and (ii) eight (8) years from the Grant Date; and

(e)           Except as the Administrator (or its designee) may otherwise approve, Participant’s Termination of Service for Cause.

ARTICLE III.

EXERCISE OF OPTION

3.1          Person Eligible to Exercise.  During Participant’s lifetime, only Participant may exercise the Option.  After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.

3.2          Partial Exercise.  Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

3.3          Tax Withholding.

(a)           The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the Option as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Option.

(b)           Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option.  Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares.  The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

3.4          Exercise by Section 16 Persons/Insiders. If Participant is subject to Section 16 of the Exchange Act or otherwise designated as an “insider” under the Company’s Policy Statements governing Insider Trading, Participant shall provide prior written notice to and consult with the General Counsel of the Company prior to exercise of the Option.

ARTICLE IV.

RESTRICTIVE COVENANTS

4.1          Covenant Not to Compete.

(a)           In consideration of the Option granted under this Agreement, Participant agrees that for so long as Participant remains a Service Provider and for a period of one year thereafter (the “Noncompete Period”), Participant shall, subject to Section 4.1(b), provide a “Noncompete Undertaking”, such that Participant shall not, in any geographic region in the world in which Participant acts or has acted for the Company or any of its divisions or Subsidiaries, directly or indirectly engage in the development, production, sale or distribution of any product produced, sold, distributed or which is in development (i) by the Company or a Subsidiary which employed Participant during the twelve (12) month period immediately preceding Participant’s Termination of Service or (ii) by the Company or its Subsidiaries about which Participant received any Confidential Information (as defined below).

(b)           In the event of Participant’s Termination of Service by the Company without Cause or by Participant for Good Reason, or if required by Applicable Laws to give full force and effect to the Noncompete Undertaking, the Company may elect to enforce the Noncompete Undertaking, in which case the Company shall continue to pay Participant 50% of Participant’s base salary (as in effect as of the date of Participant’s Termination of Service) from the date of Participant’s Termination of Service until the expiration of the Noncompete Period. In the event Participant’s Termination of Service is by the Company with Cause or by Participant without Good Reason, except as required by Applicable Laws, the Company shall not be required to pay Participant any additional consideration for the Noncompete Undertaking.

(c)           In the event of Participant’s Termination of Service (i) by the Company with Cause or by Participant without Good Reason or (ii) by the Company without Cause or by Participant with Good Reason and the Company has exercised its option under Section 4.1(b) to enforce the Noncompete Undertaking, then, at the Company’s option, the Noncompete Period may be extended for an additional one year period if (x) within nine months of Participant’s Termination of Service, the Company provides Participant notice of such extension and (y) beginning on the first anniversary of such Termination of Service, the Company continues to pay Participant, during such extended Noncompete Period, an amount equal to 50% of Participant’s base salary (as in effect as of the date of Participant’s Termination of Service).

(d)           The amounts referred to in Section 4.1(b) and Section 4.1(c), if any, shall be paid, commencing upon Participant’s Termination of Service, in installments in accordance with the Company’s customary payroll practices; provided, that, any amount that constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be payable only if Participant has experienced a “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, if Participant is deemed by the Company at the time of Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, no payments shall be made before the six month anniversary of Participant’s Separation from Service, at which time all payments that would otherwise have been made during such six month period shall be paid to Participant in a lump sum. Notwithstanding the foregoing, any payment made on the six month anniversary of Participant’s Separation from Service pursuant to the foregoing shall be deemed consideration for the enforcement of the Noncompete Undertaking during such six month period without regard to such delay in payment. Participant’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(e)           During the Noncompete Period and any extended Noncompete Period, Participant may work in any employment approved by the Chief Executive Officer of the Company, which approval shall not be unreasonably withheld. Such approved employment shall not serve to reduce any payments that Participant may be receiving pursuant to this Section 4.1.

(f)            As used in this Agreement, “Good Reason” means (i) a material reduction in Participant’s base salary (other than a broad based salary reduction program affecting members of senior management generally), (ii) a substantial reduction in Participant’s duties and responsibilities other than as approved by the Chief Executive Officer of the Company, (iii) the elimination or material reduction of Participant’s eligibility to participate in the Company’s benefit programs that is inconsistent with the eligibility of similarly situated employees of the Company, or (iv) an involuntary transfer of Participant’s primary workplace by more than fifty (50) miles from the workplace as of the date of this Agreement.

(g)           For purposes of this Article IV, the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, independent contractor, licensor of technology or otherwise (provided that such phrase shall not include ownership of less than a 5% interest in a publicly traded company).

(h)           Notwithstanding anything to the contrary in this Agreement, this Section 4.1 shall not apply to Participant if Participant’s primary work location as of the date of Participant’s Termination of Service was in the State of California.

4.2          Covenant Not to Solicit.   In consideration of the Option granted under this Agreement, Participant agrees that for a period of twenty-four (24) months following Participant’s Termination of Service for any reason, Participant shall not, directly or indirectly, (i) divert or attempt to divert nor assist others in diverting any business of the Company by soliciting, contacting or communicating with any customer or supplier of the Company with whom Participant had direct or indirect contact during the twelve (12) month period immediately preceding Participant’s Termination of Service (notwithstanding anything to the contrary in this Agreement, this Section 4.2(i) shall not apply to Participant if Participant’s primary work location as of the date of Participant’s Termination of Service was in the State of California) and (ii) solicit, induce, attempt to induce or assist others in attempting to induce any employee of the Company with whom Participant has worked or had material contact with, during the twelve (12) month period immediately preceding Participant’s Termination of Service, to leave the employment of the Company or a Subsidiary or to accept employment or affiliation with any other company or firm of which Participant becomes an employee, owner, partner or consultant.

4.3          Confidentiality. Participant will not disclose or use at any time any Confidential Information of which Participant is or becomes aware, whether or not such information is developed by Participant, except to the extent that such disclosure or use is directly related to and required by Participant’s performance of duties for the Company or as required by Applicable Laws. As used in this Agreement, “Confidential Information” means information that is not generally known to the public and that is used or developed by the Company or its Subsidiaries or that is obtained by the Company or its Subsidiaries from its customers, suppliers and/or consultants in connection with its business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) computer software, including operating systems, applications and program listings, (v) flow charts, manuals and documentation, (vi) data bases, (vii) accounting and business methods, (viii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ix) customers, vendors and clients and customer, vendors or client lists, (x) personnel information, (xi) other copyrightable works, (xii) all technology and trade secrets, and (xiii) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Participant proposes to disclose or use such information. Participant acknowledges and agrees that all copyrights, works, inventions, innovations, improvements, developments, patents, trademarks and all similar or related information which relate to the actual or anticipated business of the Company and its Subsidiaries (including its predecessors) and conceived, developed or made by Participant while employed by the Company or its Subsidiaries belong to the Company. Participant will perform all actions reasonably requested by the Company (whether during or after employment with the Company or during the Noncompete Period) to establish and confirm such ownership at the Company’s expense (including without limitation assignments, consents, powers of attorney and other instruments). If Participant is bound by any other agreement with the Company regarding the use or disclosure of Confidential Information, the provisions of this Agreement shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of confidential information.

4.4          Remedies. Notwithstanding anything in this Article IV, if at any time a court holds that the restrictions stated in this Article IV are unreasonable or otherwise unenforceable under circumstances then existing, the parties agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because Participant’s services are unique and because Participant has had access to Confidential Information, the parties agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

4.5          Acknowledgement. Participant acknowledges and agrees that the restrictive covenants set forth in this Article IV are in addition to any other non-competition, non-solicitation, confidentiality or other restrictive covenants set forth in any other agreement, arrangement, plan, program or policy to which Participant may be bound with respect to the Company or its Subsidiaries.

ARTICLE V.

OTHER PROVISIONS

5.1          Adjustments.  Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

5.2          Notices.  Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number.  Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the person entitled to exercise the Option) at Participant’s last known mailing address or email address in the Company’s personnel files.  By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party.  Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service or when delivered by a nationally recognized express shipping company.

5.3          Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.4          Conformity to Securities Laws.  Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

5.5          Transferability. Notwithstanding any restrictions on transfer in the Plan to the contrary, the vested portion of the Option may be transferred in compliance with federal U.S. securities laws and, to the extent applicable, other Applicable Laws, to a trust or custodianship, the beneficiaries of which may include only the Participant, Participant’s spouse or Participant’s child or grandchild, provided that such transfer is made expressly subject to the Plan and this Agreement, including any provisions regarding tax withholding requirements. Immediately prior to any transfer of the Option to a trust, Participant shall provide the Company with a copy of the instruments creating the trust and with the identity of the beneficiaries of the trust. Participant shall notify the Company immediately prior to any change in the identity of any beneficiary of the trust.

5.6          Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.7          Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule.  To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

5.8          Entire Agreement.  Except as otherwise provided in this Agreement, the Plan, the Award Summary and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

5.9          Agreement Severable.  In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.

5.10        Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

5.11        Not a Contract of Employment.  Nothing in the Plan or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

5.12        Jurisdiction/Governing Law. Any suit, action or proceeding against Participant with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of Connecticut (or if the Company moves its corporate headquarters to another state, in that state), and Participant hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Participant irrevocably waives any objections which Participant may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Connecticut (or if the Company moves its corporate headquarters to another state, in that state), and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against the Company with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of Connecticut (or if the Company moves its corporate headquarters to another state, in that state), and Participant irrevocably waives any right which Participant may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. The Company hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding. Participant irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.  This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware

5.13        Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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